Exhibit 99.1

For release: January 20, 2009	For further information:
Steven R. Lewis, President & CEO
David W. Gifford, CFO
(330) 373-1221

First Place Financial Corp. Reports a Second Quarter Net Loss of $2.6 Million

Board of Directors Reduces Quarterly Dividend

Highlights

•

Net loss for the second quarter of fiscal 2009 was $2.6 million primarily driven by a high level of provision for loan losses along with losses in the fair value of securities and impairment of mortgage loan servicing rights;

•	Declining rates during the quarter resulted in an increase in mortgage banking activity and gains of $2.1 million, an increase of $1.0 million from the year ago quarter;

•	The allowance for loan losses grew $2.1 million or 6.8% during the current quarter to $33.6 million or 1.28% of loans, up from 1.19% of loans at September 30, 2008;

•	Deposits increased $135 million or 5.6% during the current quarter, including $125 million of organic growth;

•	The Board of Directors declared their 40th consecutive quarterly cash dividend. The dividend was $0.01 per share, a decrease from the $0.085 per share paid the two previous quarters.

Summary

Warren, Ohio – January 20, 2009 — First Place Financial Corp. (Nasdaq: FPFC) reported a net loss of $2.6 million for the quarter ended December 31, 2008 compared with a net loss of $3.1 million for the quarter ended December 31, 2007. The change was primarily due to a decrease of $5.9 million in impairment of securities and a decrease of $1.4 million in income tax expense, partially offset by an increase of $4.0 million in the provision for loan losses and a $2.5 million charge for a decline in the fair value of securities. Net loss per share for the current quarter was $0.16 compared with a net loss per share of $0.20 for the same quarter in the prior year. Return on average equity and return on average tangible equity for the current quarter were -3.35% and -5.12% respectively, compared with -3.93% and -5.91% for the same quarter in the prior year.

The net loss of $2.6 million for the quarter ended December 31, 2008 represented an improvement of $3.6 million from a net loss of $6.2 million for the preceding quarter ended September 30, 2008. The decrease of $6.8 million in pre-tax charges for changes in the fair value of securities was the primary cause for this decrease. Net loss per share for the current quarter was $0.16 compared with a net loss per share of $0.37 for the preceding quarter ended September 30, 2008. Return on average equity and return on average tangible equity for the current quarter were -3.35% and -5.12% respectively, compared with -7.74% and -11.71% for the preceding quarter ended September 30, 2008.

For the six months ended December 31, 2008, the Company reported a net loss of $8.8 million compared with net income of $3.1 million for the same period in the prior year. The decrease was primarily due to an $11.9 million charge for a decline in the fair value of securities and an increase of $9.4 million in the provision for loan losses, partially offset by decreases of $5.9 million in impairment of securities and $5.5 million in income tax expense. Net loss per share was $0.53 for the first half of fiscal 2009 compared with diluted net earnings per share of $0.19 for the same period in the prior year. Return on average assets and return on average equity for the six months ended December 31, 2008 were -0.52% and -5.58% respectively, compared with 0.19% and 1.93% for the six months ended December 31, 2007.

Core earnings are a supplementary financial measure computed using methods other than generally accepted accounting principles (GAAP) that exclude certain unusual or nonrecurring items of revenue or expense. For the second quarter of fiscal 2009, the $1.1 million pre-tax charge for merger, integration and restructuring expenses relating to Camco Financial Corporation (Camco) has been excluded from core earnings. The agreement whereby the Company was to acquire Camco was terminated by mutual consent in November 2008. For the same quarter in the prior year, the $0.8 million pre-tax charge for merger, integration and restructuring expenses relating to the acquisition of HBLS Bank in Hicksville, Ohio has been excluded from core earnings. For the six months ended December 31, 2008, the $1.1 million pre-tax charge for merger, integration and restructuring expenses has been excluded from core earnings. For the six months ended December 31, 2007, the $0.8 million pre-tax charge for merger, integration and restructuring expenses has been excluded from core earnings. For additional information on core earnings, see the Explanation of Certain Non-GAAP Measures beginning on page five of this release and the Reconciliation of GAAP Net Income to Core Earnings on page nine.

The core net loss for the quarter ended December 31, 2008 was $1.9 million compared with a core net loss of $2.6 million for the quarter ended December 31, 2007. Core loss per share was $0.11 for the current quarter compared with a core loss per share of $0.16 for the same quarter in the prior year. Core return on average equity and core return on average tangible equity for the current quarter were -2.46% and -3.76% respectively, compared with -3.28% and -4.94% for the same quarter in the prior year.

The core net loss for the six months ended December 31, 2008 was $8.0 million compared with core net income of $3.6 million for the same period in the prior year. Core loss per share was $0.49 for the first six months of fiscal 2009 compare with diluted core net earnings per share of $0.22 for the first six months of fiscal 2008. Core return on average equity and core return on average tangible equity for the six months ended December 31, 2008 were -5.12% and -7.78% respectively, compared with 2.25% and 3.38% for the six months ended December 31, 2007.

Commenting on these results, Steven R. Lewis, President and CEO, stated, “For more than a year we have been dealing with economic challenges in our regional markets, particularly in the market for residential real estate in Michigan and Ohio. Through our loan charge-offs and provision for loan losses we have fully recognized the results of these current economic conditions. We have also recorded our final charges related to the Fannie Mae preferred stock, as we have sold all remaining shares in this quarter. The devaluation of this single holding has reduced pre-tax earnings $5.3 million in fiscal year 2008 and $9.1 million in the first six months of fiscal 2009. Despite these significant earnings challenges, First Place Bank remains a well-capitalized institution under all regulatory capital measures.”

Revenue

Net interest income for the second quarter of fiscal 2009 was $21.3 million, a decrease of $0.3 million or 1.2% compared with $21.6 million in the second quarter of fiscal 2008. This decrease was the result of a decrease in the net interest margin of 11 basis points to 2.81% for the current quarter from 2.92% for the same quarter in the prior year, partially offset by a 2.5% increase in average earning assets in the current quarter compared with the same quarter in the prior year. Net interest income of $21.3 million for the quarter ended December 31, 2008 was a decrease of $1.7 million from net interest income of $23.0 million for the quarter ended September 30, 2008 while net interest margin of 2.81% for the current quarter decreased from net interest margin of 3.07% for the preceding quarter. The reason for the decrease in net interest margin from the September 2008 quarter was the increase in nonperforming loans and the interest rates on interest-earnings assets decreasing at a faster pace than the decline in interest rates paid on interest-bearing liabilities. The interest rates on interest-bearing liabilities declined at a slower pace due to liquidity disruptions in national markets which impacted local deposit pricing. Also in response to the liquidity disruption in the national market, balances in interest-bearing deposits in other banks were increased during the current quarter, further lowering the yield on interest-earning assets.

Noninterest income for the second quarter of fiscal 2009 was $4.5 million, an increase of $3.8 million or 536.3% compared with $0.7 million in the second quarter of fiscal 2008. This increase was primarily due to a charge of $5.9 million for impairment of securities in the second quarter of the prior year, an increase of $1.0 million in mortgage banking gains and a $0.4 million increase in service charges on deposit accounts, partially offset by a charge of $2.5 million for the decline in the fair value of securities in the current quarter and a decrease $0.8 million in loan servicing income. For the second quarter of fiscal 2008, the $5.9 million charge for other-than-temporary impairment of securities was composed of charges related to Fannie Mae and Freddie Mac preferred stocks and a mutual fund.

Effective July 1, 2008 management elected to account for Fannie Mae preferred stock and a mutual fund investment at fair value under Statement of Financial Accounting Standard No. 159, “The Fair Value Option for Assets and Financial Liabilities.” As a result, the current quarter and year-to-date decreases, and future increases and decreases in the value of these securities will be recorded in earnings. Management took this action due to the recent volatility in the financial condition of Fannie Mae, volatility in the securities market in general, the subjective nature of determining other-than-temporary impairment and to more fully reflect both increases in value as well as declines in value through fair value accounting. The charge of $2.5 million for the change in the fair value of securities was due to a decline in the value of a mutual fund investment from $14.2 million at September 30, 2008 to $12.7 million at December 31, 2008 and a decline in the value of Fannie Mae preferred stock that the Company subsequently sold during the quarter. The decline in the value of the mutual fund was due to continued high rates of delinquency in the underlying mortgages and the lack of liquidity in the private mortgage-backed securities market. The Bank remains well capitalized under regulatory capital standards at December 31, 2008 after recording the fair value charges.

Mortgage banking gains were $2.1 million for the quarter ended December 31, 2008, a $1.0 million increase from the quarter ended December 31, 2007. The volume of loan sales in the current quarter was $243 million compared to $242 million for the same quarter in the prior year. The increase in mortgage banking gains was primarily due to higher margins on mortgage banking business due to the exit or contraction of certain competitors. The $0.8 million decrease in loan servicing income was primarily due to a $1.1 million impairment in loan servicing rights recorded in the current quarter compared with $0.3 million of impairment recorded in the same quarter in the prior year. Declining interest rates in November and December precipitated increased prepayment speeds, thereby devaluing the servicing rights portfolio.

Noninterest Expense

Noninterest expense for the second quarter of fiscal year 2009 was $22.9 million, an increase of $0.4 million or 1.8% compared with $22.5 million in the second quarter of fiscal year 2008. The increase in noninterest expense was primarily due to an increase of $0.9 million in other expenses, partially offset by a decrease of $0.5 million in salaries and employee benefits. The increase in other expenses was primarily due to an increase in FDIC premiums. This increase resulted from increases in premium rates and deposit balances along with the exhaustion of credits issued in 2006. Noninterest expense as a percent of average assets decreased to 2.71% for the quarter ended December 31, 2008 from 2.76% for the same quarter in the prior year. Real estate owned expense as a percent of average assets was 0.16% for the quarter ended December 31, 2008 compared with 0.21% for the quarter ended December 31, 2007. Therefore, the portion of noninterest expense not directly related to asset quality issues was 2.55% of average assets for the quarter ended December 31, 2008, unchanged from 2.55% for the quarter ended December 31, 2007.

Core noninterest expense excludes merger, integration and restructuring costs. Core noninterest expense for the quarter ended December 31, 2008 was $21.8 million, an increase of $0.1 million or 0.6% over core noninterest expense of $21.7 million in the same quarter in the prior year. Core noninterest expense as a percent of average assets decreased to 2.58% for the quarter ended December 31, 2008 from 2.66% for the same quarter in the prior year. For the six months ended December 31, 2008, core noninterest expense as a percent of average assets decreased to 2.57% from 2.61% for the same period in the prior year.

Noninterest expense for the second quarter of fiscal 2009 of $22.9 million increased $1.5 million or 7.0% from $21.4 million in the preceding quarter. The increase was primarily due to increases of $1.0 million in merger, integration and restructuring costs and $1.2 million in other expenses, partially offset by a decrease of $0.8 million in salaries and employee benefits. The increase in other expenses was primarily due to an increase in FDIC premiums. Noninterest expense as a percent of average assets increased to 2.71% in the current quarter compared with 2.56% in the preceding quarter.

Steven Lewis commented, “I am pleased that we have continued to maintain control of our expense base even with the additions of HBLS and OC Financial locations. Unlike economic conditions in our market, we have the ability to manage and control our overhead expenses. We remain dedicated to applying the same degree of efficiency to our real estate owned operations as we look to stabilize real estate owned balances over future quarters.”

Asset Quality

Nonperforming assets, which are comprised of nonperforming loans and real estate owned, were $101.8 million at December 31, 2008, or 3.01% of total assets, up $12.4 million from $89.4 million or 2.70% of total assets at September 30, 2008. Nonperforming loans were $67.0 million at December 31, 2008, or 2.56% of total loans, up $4.1 million from $62.9 million or 2.39% of total loans at September 30, 2008. Real estate owned was $34.8 million at December 31, 2008, up $8.2 million from $26.6 million at September 30, 2008. First Place works with borrowers to avoid foreclosure if at all possible. Furthermore, if it becomes inevitable that a borrower will not be able to retain ownership of their property, First Place often seeks a deed in lieu of foreclosure in order to gain control of the property earlier in the recovery process. First Place has been pursuing deeds in lieu of foreclosure aggressively since January 1, 2008. This resulted in growing real estate owned more rapidly than nonperforming loans on a percentage basis. Over the long term, pursuing deeds in lieu of foreclosure should result in a significant reduction in the holding period for nonperforming assets and reduce economic losses. Single family residential properties represented $20.0 million of the $34.8 million balance of real estate owned at December 31, 2008.

Net charge-offs were $7.1 million in the current quarter which was an increase of $1.8 million over net charge-offs of $5.3 million in the prior year quarter and an increase of $3.0 million from net charge-offs of $4.1 million in the preceding quarter. Each quarter management performs a review of estimated probable incurred credit losses in the loan portfolio. Based on this analysis, a provision for loan losses of $9.2 million was recorded for the quarter ended December 31, 2008. That provision was a $4.0 million increase over the provision of $5.2 million recorded in the quarter ended December 31, 2007 and a $1.8 million increase from the provision of $7.4 million recorded in the preceding quarter. The allowance for loan losses increased to $33.6 million at December 31, 2008, from $31.4 million at September 30, 2008 and $26.4 million at December 31, 2007. The ratio of the allowance for loan losses to total loans was 1.28% at December 31, 2008, compared with 1.19% at September 30, 2008 and 1.00% at December 31, 2007. The allowance for loss on loans as a percent of nonperforming loans was 50.2% at December 31, 2008, up slightly from 50.0% at September 30, 2008. Another factor considered in determining the level of the allowance is the type of collateral. Of the total nonperforming loans at December 31, 2008, 98% were secured by real estate. Real estate loans are generally well secured and if these loans do default, the majority of the loan balance is recovered by liquidating the real estate.

Steven Lewis commented, “We have continued to experience unemployment and depressed real estate values in the markets where we lend, resulting in an unsatisfactory level of nonperforming loans. Our greatest exposure exists in our loans to builders to develop residential building lots and build new homes. Reducing our concentrations of credit in construction and development lending and the disposition of nonperforming assets remain our highest priorities. In the meantime, we continue to fully recognize the cost of our current delinquent and nonperforming loans through our provision for loan losses. We remain committed to reducing nonperforming assets in the coming months.”

Balance Sheet Activity

Assets were $3.378 billion at December 31, 2008, compared with $3.316 billion at September 30, 2008, an increase of $62 million or 1.9%. The majority of this increase was in interest-bearing deposits in other banks funded by an increase in deposits, an intentional increase in liquidity. Total portfolio loans were $2.613 billion at December 31, 2008, a decrease of $17 million from September 30, 2008. Commercial loans increased $19 million during the current quarter, or 1.5%, to $1.265 billion. Commercial loans now account for 48.4% of the loan portfolio up from 47.4% at September 30, 2008. Mortgage and construction loans decreased $34 million during the current quarter and consumer loans decreased $2 million during the same period. Loans held for sale increased $31 million to $97 million at December 31, 2008 compared with $66 million at September 30, 2008.

Deposits totaled $2.541 billion at December 31, 2008, an increase of $135 million since September 30, 2008. The increase in deposits was primarily due to increases of $125 million in deposits generated through our retail branch deposit network and $10 million in certificates of deposit acquired through brokers and public funds of the state of Ohio. Total borrowings decreased $64 million to $507 million at December 31, 2008, compared with September 30, 2008.

Shareholders’ equity remains strong; it was $309 million at December 31, 2008, down $2 million from September 30, 2008. The decline was primarily due to the net loss of $3 million and dividends paid of $1 million, partially offset by a $2 million reduction in unrealized losses on securities. Shareholders’ equity as a percent of assets was 9.16% at December 31, 2008, down from 9.38% at September 30, 2008. Tangible equity to tangible assets decreased to 6.22% at December 31, 2008, down from 6.37% at September 30, 2008. First Place Bank remains well capitalized under regulatory capital standards.

Steven Lewis noted, “With the recent and dramatic disruption in the capital markets and the resulting tightening of credit nationwide, we have carefully monitored and maintained an appropriate level of liquidity. With today’s environment forcing earnings to take a back seat, maintenance of both liquidity and capital adequacy are keys to weathering these trying times. Our growth in deposits not only strengthens our funding base, but also demonstrates the confidence which the public and our customers have in First Place.”

Termination of Acquisition

Effective November 28, 2008, the Company and Camco announced that by mutual consent the definitive agreement executed on May 7, 2008 for the planned acquisition of Camco by the Company was terminated. Under the terms of the agreement, neither party will incur any termination fees due to the cancellation of the merger and the parties further agreed to mutually release one another from any claims of liability relating to the merger transaction.

Board Actions

At its regular meeting held on January 20, 2009, the Board of Directors declared a per share cash dividend of $0.01 payable on February 13, 2009, to shareholders of record as of the close of business on January 30, 2009. The reduction from the $0.085 per share paid the previous two quarters will permit the retention of $5 million of tangible equity annually and further strengthen the bank’s capital ratios. “We understand the importance of our dividend to our common shareholders, and we did not take this decision lightly,” said Steven R. Lewis. “Our Board and management believe this action is prudent and proactive given the near-term challenges in today’s economic environment. We also believe this action is in the best interest of our shareholders. This additional capital will provide further flexibility for us to take action to resolve issues as they develop and to continue as a strong competitor in the financial services industry.”

Conference Call

Steven R. Lewis, Chief Executive Officer of First Place Financial Corp., and David W. Gifford, Chief Financial Officer, along with members of the Company’s executive team, will provide an overview of second quarter fiscal 2009 performance and business highlights in a conference call and simultaneous webcast to be held at 10 a.m. E.T. Wednesday, January 21. The conference call can be accessed by dialing 877-407-0783 or 201-689-8564. The webcast can be accessed live at the Company’s website, www.firstplacebank.com, along with the release and supporting financial information. The event will be archived on the First Place website for one month. In addition, the recorded version of the conference call can be accessed by phone from 12 p.m. January 21, 2009 through midnight February 4, 2009 by dialing 877-660-6853 Account #286, ID #308584.

About First Place Financial Corp.

First Place Financial Corp. is a $3.4 billion financial services holding company based in Warren, Ohio. First Place Financial Corp. operates 44 retail locations, 2 business financial service centers and 18 loan production offices through the First Place Bank and the Franklin Bank divisions of First Place Bank. Additional affiliates of First Place Financial Corp. include First Place Holdings, Inc., the holding company for the Company’s nonbank affiliates including First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC, APB Financial Group, Ltd. and American Pension Benefits, Inc. Information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.com.

Explanation of Certain Non-GAAP Measures

This press release contains certain financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (GAAP). Specifically, we have provided financial measures that are based on core earnings rather than net income. Ratios and other financial measures with the word “core” in their title were computed using core earnings rather than net income. Core earnings excludes merger, integration and restructuring expense; extraordinary income or expense; income or expense from discontinued operations; and income, expense, gains and losses that are not reflective of ongoing operations or that we do not expect to reoccur. Similarly, core noninterest expense or core noninterest income exclude the pre-tax impact of those same items that impact noninterest income or noninterest expense. We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, performance trends and financial condition. While core earnings can be useful in evaluating current performance and projecting current trends into the future, we do not believe that core earnings are a substitute for GAAP net income. We encourage investors and others to use core earnings as a supplemental tool for analysis and not as a substitute for GAAP net income. Our non-GAAP measures may not be comparable to the non-GAAP measures of other companies. In addition, future results of operations may include nonrecurring items that would not be included in core earnings. A reconciliation from GAAP net income to the non-GAAP measure of core earnings is shown in the consolidated financial highlights on page nine.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by the Company with the Securities and Exchange Commission or in oral statements made with the approval of an authorized executive officer, the words or phrases such as “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “should,” “may,” “will,” “plan,” or variations of such terms or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except share data)	Three months ended December 31,		Percent Change	Six months ended December 31,		Percent Change
	2008	2007		2008	2007
Interest income	$43,497	$48,884	(11.0)%	$87,957	$97,391	(9.7)%
Interest expense	22,194	27,326	(18.8)	43,699	54,461	(19.8)

Net interest income	21,303	21,558	(1.2)	44,258	42,930	3.1

Provision for loan losses	9,216	5,195	77.4	16,567	7,156	131.5

Net interest income after provision for loan losses	12,087	16,363	(26.1)	27,691	35,774	(22.6)

Noninterest income
Service charges on deposit accounts	2,461	2,064	19.2	4,603	4,061	13.3
Net gains (losses) on sale of securities	—	(4)	N/M	319	729	(56.2)
Impairment of securities	—	(5,900)	N/M	—	(5,900)	N/M
Change in fair value of securities	(2,544)	—	N/M	(11,864)	—	N/M
Mortgage banking gains	2,106	1,065	97.7	3,881	2,921	32.9
Gain on sale of loan servicing rights	—	—	N/M	—	1,471	N/M
Loan servicing income (loss)	(940)	(146)	(543.8)	(984)	144	(783.3)
Other income - bank	1,611	1,627	(1.0)	3,300	3,345	(1.3)
Insurance commission income	1,051	838	25.4	1,943	1,658	17.2
Other income - nonbank	798	1,170	(31.8)	1,747	2,476	(29.4)

Total noninterest income	4,543	714	536.3	2,945	10,905	(73.0)

Noninterest expense
Salaries and employee benefits	9,809	10,270	(4.5)	20,436	20,636	(1.0)
Occupancy and equipment	3,383	3,081	9.8	6,782	6,168	10.0
Professional fees	817	731	11.6	1,662	1,505	10.4
Loan expenses	613	310	97.7	1,340	884	51.6
Marketing	577	877	(34.2)	1,155	1,673	(31.0)
Merger, integration & restructuring	1,064	790	34.7	1,109	790	40.4
Amortization of intangible assets	788	1,102	(28.5)	1,594	2,223	(28.3)
Real estate owned expense	1,392	1,736	(19.8)	2,472	2,140	15.5
Other expense	4,415	3,558	24.1	7,668	6,865	11.7

Total noninterest expense	22,858	22,455	1.8	44,218	42,884	3.1
Income (loss) before income tax expense (benefit)	(6,228)	(5,378)	(15.8)	(13,582)	3,795	(457.9)
Income tax expense (benefit)	(3,633)	(2,231)	(62.8)	(4,828)	688	(801.9)

Net income (loss)	$(2,595)	$(3,147)	17.5	$(8,754)	$3,107	(381.8)

SHARE DATA:
Basic earnings (loss) per share	$(0.16)	$(0.20)	20.0%	$(0.53)	$0.19	(378.9)%
Diluted earnings (loss) per share	$(0.16)	$(0.20)	20.0	$(0.53)	$0.19	(378.9)
Cash dividends per share	$0.085	$0.170	(50.0)	$0.170	$0.325	(47.7)
Average shares outstanding - basic	16,558,283	16,095,633	2.9	16,552,722	16,285,119	1.6
Average shares outstanding - diluted	16,558,283	16,095,633	2.9	16,552,722	16,383,088	1.0

N/M - Not meaningful

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands)	Dec. 31, 2008	Sept. 30, 2008	June 30,	Mar. 31, 2008	Dec. 31, 2007
	(Unaudited)	(Unaudited)	2008	(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$38,647	$65,444	$59,483	$52,351	$47,268
Interest-bearing deposits in other banks	74,494	5,992	4,151	5,049	13,583
Federal funds sold	—	150	5,608	—	—
Securities, at fair value	283,097	278,989	284,433	275,519	267,709
Loans held for sale, at fair value	96,851	66,039	72,341	85,372	72,547
Loans
Mortgage and construction	954,660	989,003	1,015,010	1,018,083	1,081,719
Commercial	1,265,165	1,245,998	1,234,130	1,212,947	1,173,115
Consumer	393,630	395,942	399,637	384,629	393,383

Total loans	2,613,455	2,630,943	2,648,777	2,615,659	2,648,217
Less allowance for loan losses	33,577	31,428	28,216	28,874	26,360

Loans, net	2,579,878	2,599,515	2,620,561	2,586,785	2,621,857
Federal Home Loan Bank stock	36,221	36,221	35,761	34,523	34,100
Premises and equipment, net	40,454	40,328	40,089	50,902	51,568
Premises held for sale, net	13,333	13,491	13,555	—	—
Goodwill	93,741	93,741	93,626	91,978	91,835
Core deposit and other intangibles	11,979	12,767	13,573	13,998	15,108
Other assets	109,328	103,276	97,865	92,507	88,699

Total assets	$3,378,023	$3,315,953	$3,341,046	$3,288,984	$3,304,274

LIABILITIES
Deposits
Noninterest-bearing checking	$227,434	$222,305	$248,851	$227,994	$228,019
Interest-bearing checking	160,274	158,298	159,874	155,941	157,742
Savings	393,070	438,410	475,835	453,609	432,644
Money markets	285,615	305,320	359,801	362,711	391,027
Certificates of deposit	1,474,557	1,281,294	1,124,731	1,128,340	1,090,411

Total deposits	2,540,950	2,405,627	2,369,092	2,328,595	2,299,843
Short-term borrowings	142,454	156,173	197,100	150,214	222,471
Long-term debt	364,269	414,448	424,374	464,371	436,518
Other liabilities	20,991	28,790	31,513	32,106	33,353

Total liabilities	3,068,664	3,005,038	3,022,079	2,975,286	2,992,185
SHAREHOLDERS’ EQUITY	309,359	310,915	318,967	313,698	312,089

Total liabilities and shareholders’ equity	$3,378,023	$3,315,953	$3,341,046	$3,288,984	$3,304,274

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of or for the three months ended					As of or for the six months ended December 31,
	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
(Dollars in thousands except per share data)	2nd Qtr FY 2009	1st Qtr FY 2009	4th Qtr FY 2008	3rd Qtr FY 2008	2nd Qtr FY 2008	2008	2007
EARNINGS (GAAP)
Tax equivalent net interest income	$21,713	23,358	23,241	22,246	21,930	45,070	43,676
Net interest income	$21,303	22,955	22,861	21,835	21,558	44,258	42,930
Provision for loan losses	$9,216	7,351	4,631	4,680	5,195	16,567	7,156
Noninterest income	$4,543	(1,598)	6,124	9,936	714	2,945	10,905
Noninterest expense	$22,858	21,360	21,209	19,972	22,455	44,218	42,884
Net income (loss)	$(2,595)	(6,159)	2,914	4,769	(3,147)	(8,754)	3,107
Basic earnings (loss) per share	$(0.16)	(0.37)	0.18	0.30	(0.20)	(0.53)	0.19
Diluted earnings (loss) per share	$(0.16)	(0.37)	0.18	0.30	(0.20)	(0.53)	0.19

PERFORMANCE RATIOS (GAAP) (annualized)
Return on average assets	(0.31)%	(0.74)%	0.36%	0.59%	(0.39)%	(0.52)%	0.19%
Return on average equity	(3.35)%	(7.74)%	3.75%	6.11%	(3.93)%	(5.58)%	1.93%
Return on average tangible assets	(0.32)%	(0.76)%	0.37%	0.61%	(0.40)%	(0.54)%	0.20%
Return on average tangible equity	(5.12)%	(11.71)%	5.66%	9.25%	(5.91)%	(8.48)%	2.90%
Net interest margin, fully tax equivalent	2.81%	3.07%	3.13%	2.98%	2.92%	2.94%	2.93%
Efficiency ratio	87.06%	98.16%	72.23%	62.06%	99.17%	92.09%	78.57%
Noninterest expense as a percent of average assets	2.71%	2.56%	2.60%	2.45%	2.76%	2.63%	2.66%

RECONCILIATION OF NET INCOME TO CORE EARNINGS
GAAP net income (loss)	$(2,595)	(6,159)	2,914	4,769	(3,147)	(8,754)	3,107
Merger, integration and restructuring, net of tax	$692	29	293	—	514	721	514
Core earnings (loss)	$(1,903)	(6,130)	3,207	4,769	(2,633)	(8,033)	3,621

CORE EARNINGS
Core earnings (loss)	$(1,903)	(6,130)	3,207	4,769	(2,633)	(8,033)	3,621
Basic core earnings (loss) per share	$(0.11)	(0.37)	0.20	0.30	(0.16)	(0.49)	0.22
Core diluted earnings (loss) per share	$(0.11)	(0.37)	0.20	0.30	(0.16)	(0.49)	0.22

CORE PERFORMANCE RATIOS (annualized)
Core return on average assets	(0.23)%	(0.73)%	0.39%	0.59%	(0.32)%	(0.48)%	0.22%
Core return on average equity	(2.46)%	(7.71)%	4.13%	6.11%	(3.28)%	(5.12)%	2.25%
Core return on average tangible assets	(0.23)%	(0.76)%	0.41%	0.61%	(0.33)%	(0.49)%	0.23%
Core return on average tangible equity	(3.76)%	(11.65)%	6.23%	9.25%	(4.94)%	(7.78)%	3.38%
Core net interest margin, fully tax equivalent	2.81%	3.07%	3.13%	2.98%	2.92%	2.94%	2.93%
Core efficiency ratio	83.00%	97.95%	70.69%	62.06%	95.68%	89.78%	77.12%
Core noninterest expense as a percent of average assets	2.58%	2.56%	2.55%	2.45%	2.66%	2.57%	2.61%

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of or for the three months ended					As of or for the six months ended December 31,
(Dollars in thousands except per share data)	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
	2nd Qtr FY 2009	1st Qtr FY 2009	4th Qtr FY 2008	3rd Qtr FY 2008	2nd Qtr FY 2008
						2008	2007
CAPITAL
Equity to total assets at end of period	9.16%	9.38%	9.55%	9.54%	9.45%	9.16%	9.45%
Tangible equity to tangible assets	6.22%	6.37%	6.55%	6.53%	6.42%	6.22%	6.42%
Book value per share	$18.23	18.32	18.79	19.11	19.01	18.23	19.01
Tangible book value per share	$12.00	12.04	12.48	12.65	12.50	12.00	12.50
Period-end market value per share	$3.83	12.85	9.40	13.00	13.99	3.83	13.99
Dividends declared per common share	$0.085	0.085	0.170	0.170	0.170	0.170	0.325
Common stock dividend payout ratio	N/M	N/M	94.44%	56.67%	N/M	N/M	171.05%
Period-end common shares outstanding (000)	16,973	16,973	16,973	16,418	16,416	16,973	16,416
Average basic shares outstanding (000)	16,558	16,547	15,986	15,969	16,096	16,553	16,285
Average diluted shares outstanding (000)	16,558	16,547	15,992	15,999	16,096	16,553	16,383

ASSET QUALITY
Net charge-offs	$7,066	4,140	5,434	2,165	5,254	11,206	6,900
Annualized net charge-offs to average loans	1.07%	0.63%	0.85%	0.33%	0.80%	0.85%	0.53%
Nonperforming loans (NPLs)	$66,951	62,860	50,722	57,480	46,322	66,951	46,322
NPLs as a percent of total loans	2.56%	2.39%	1.91%	2.20%	1.75%	2.56%	1.75%
Nonperforming assets (NPAs)	$101,752	89,433	74,417	70,692	55,914	101,752	55,914
NPAs as a percent of total assets	3.01%	2.70%	2.23%	2.15%	1.69%	3.01%	1.69%
Allowance for loan losses	$33,577	31,428	28,216	28,874	26,360	33,577	26,360
Allowance for loan losses as a percent of loans	1.28%	1.19%	1.07%	1.10%	1.00%	1.28%	1.00%
Allowance for loan losses as a percent of NPLs	50.15%	50.00%	55.63%	50.23%	56.91%	50.15%	56.91%

MORTGAGE BANKING
Mortgage originations	$291,765	263,900	333,000	335,700	282,400	555,665	613,100
Mortgage banking gains	$2,106	2,064	2,398	3,938	1,065	4,170	2,921
Mortgage servicing portfolio	$1,549,536	1,498,521	1,425,915	1,357,944	1,228,283	1,549,536	1,228,283
Mortgage servicing rights	$13,636	14,457	14,272	13,402	11,721	13,636	11,721
Mortgage servicing rights valuation (loss) recovery	$(1,071)	(292)	350	(145)	(305)	(1,363)	(305)
Mortgage servicing rights / Mortgage servicing portfolio	0.88%	0.96%	1.00%	0.99%	0.95%	0.88%	0.95%

END OF PERIOD BALANCES
Assets	$3,378,023	3,315,953	3,341,046	3,288,984	3,304,274	3,378,023	3,304,274
Deposits	$2,540,950	2,405,627	2,369,092	2,328,595	2,299,843	2,540,950	2,299,843
Shareholders’ equity	$309,359	310,915	318,967	313,698	312,089	309,359	312,089
Tangible shareholders’ equity	$203,639	204,407	211,768	207,722	205,146	203,639	205,146

AVERAGE BALANCES
Loans	$2,622,016	2,608,491	2,584,075	2,625,799	2,613,435	2,615,253	2,582,357
Loans held for sale	$64,798	65,614	84,488	74,675	60,112	65,206	71,325
Earning assets	$3,063,980	3,016,618	2,990,206	3,007,062	2,989,442	3,040,299	2,968,453
Assets	$3,351,864	3,308,996	3,277,762	3,276,830	3,236,941	3,330,430	3,211,462
Deposits	$2,483,101	2,394,237	2,330,860	2,323,244	2,279,620	2,438,669	2,252,725
Shareholders’ equity	$307,093	315,519	312,476	313,888	318,909	311,306	320,641
Tangible shareholders’ equity	$200,996	208,705	207,018	207,400	211,933	204,850	213,244